UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

Mesa Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

JPMorgan Chase Bank, N.A., Trustee
Institutional Trust Services
700 Lavaca Street
Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 479-2562

NOT APPLICABLE

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 30, 2005, Mesa Offshore Trust issued a press release announcing that JPMorgan Chase Bank, N.A. will resign as Trustee of Mesa Offshore Trust effective on January 31, 2006, or such earlier date (on a business day not less than 30 days after notice is mailed) as a successor Trustee is appointed in accordance with the Royalty Trust Indenture dated as of December 1, 1982 (the “Indenture”).  This resignation is being made by the Trustee in accordance with Section 6.03 of the Indenture.

The Trustee is not calling a meeting of unitholders at this time to appoint a successor Trustee as JPMorgan Chase Bank, N.A. will not recommend a successor Trustee for such appointment.  Certificate Holders (as defined in the Indenture) owning not less than 10% in number of the units represented by the then outstanding certificates may call a meeting in accordance with Section 8.02 of the Indenture and recommend a qualified successor Trustee.  Section 6.05 of the Indenture provides that a Trustee shall be a bank or trust company having its principal office in the State of Texas or elsewhere and having capital, surplus and undivided profits of at least $100,000,000.

In the event that a vacancy in the position of Trustee continues for 60 days, Section 6.05 of the Indenture provides that a successor Trustee may be appointed by any State or Federal District Court holding terms in Houston, Harris County, Texas, upon the application of any Certificate Holder.  In the event that any such application is filed, such court may appoint a temporary Trustee at any time after such application is filed with it which shall, pending the final appointment of a Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, consistent with the provisions of the Indenture.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit 99.1                                    Mesa Offshore Trust Press Release dated November 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust

By: JPMorgan Chase Bank, N.A., as Trustee

Date: November 30, 2005	By:	/s/	Mike Ulrich
Mike Ulrich
Vice President and Trust Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Mesa Offshore Trust Press Release dated November 30, 2005.